SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 19)*

                         CROWN CORK & SEAL COMPANY, INC.
                        ---------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                        ---------------------------------
                         (Title of Class of Securities)

                                   228255-10-5
                        ---------------------------------
                                 (CUSIP Number)

                              December 31, 1998
                               -----------------
            (Date of Event Which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]  Rule 13d-1(b)

               [ ]  Rule 13d-1(c)

               [X]  Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               13G

CUSIP No. 228255-10-5

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Connelly Foundation

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |_|

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

             PENNSYLVANIA

  Number of shares         5       SOLE VOTING POWER
beneficially owned by
each reporting person                 4,590,275
       with
                           6       SHARED VOTING POWER



                           7       SOLE DISPOSITIVE POWER

                                      4,590,275

                           8       SHARED DISPOSITIVE POWER



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,590,275

10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         |_|

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.79%

12   TYPE OF REPORTING PERSON

     CO

ITEM 1(A)      NAME OF ISSUER:

               CROWN CORK & SEAL COMPANY, INC.

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               ONE CROWN WAY
               PHILADELPHIA, PA 19154-4599

ITEM 2(A)     NAME OF PERSON FILING:

              CONNELLY FOUNDATION

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              ONE TOWER BRIDGE, SUITE 1450
              WEST CONSHOHOCKEN, PA 19428

ITEM 2(C)     CITIZENSHIP:

              PENNSYLVANIA

ITEM 2(D)     TITLE OF CLASS OF SECURITIES:

              COMMON STOCK

ITEM 2(E)     CUSIP NUMBER:

              228255-10-5

ITEM 3        NOT APPLICABLE

ITEM 4        OWNERSHIP:

              AS OF DECEMBER 31, 1998, THE PERSON REPORTING OWNED BENEFICIALLY (WITH SOLE VOTING AND DISPOSITIVE POWER) 4,590,275 SHARES, OR 3.79% OF THE COMMON STOCK OF THE ISSUER.

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X].

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              NOT APPLICABLE.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              NOT APPLICABLE.

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              NOT APPLICABLE.

ITEM 9        NOTICE OF DISSOLUTION OF GROUP:

              NOT APPLICABLE.

ITEM 10       CERTIFICATION:

              NOT APPLICABLE.


       AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, CORRECT AND COMPLETE.

DATE: FEBRUARY 12, 1999


                                        CONNELLY FOUNDATION

                                        BY: /S/ JOSEPHINE C. MANDEVILLE
                                           ----------------------------------
                                             JOSEPHINE C. MANDEVILLE
                                             PRESIDENT